Exhibit 3.8

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

OF

ANTARES PHARMA, INC.

Pursuant to the Minnesota Business Corporation Act

The undersigned Chief Executive Officer of Antares Pharma, Inc., a Minnesota corporation (the “Company”), in accordance with Section 401, Subd. 3(b) of the Minnesota Business Corporation Act (the “MBCA”), hereby certifies that this Certificate of Designations, Preferences and Rights (the “Certificate”) and the following resolution were duly adopted in accordance with Section 401, Subd. 3 of the MBCA by the Board of Directors of the Company (the “Board”) on September 12, 2003:

WHEREAS, the Company’s Articles of Incorporation, as amended (the “Articles”), authorize 3,000,000 shares of preferred stock, issuable from time to time in one or more classes or series;

WHEREAS, the Board is authorized, by the provisions of Article III of the Articles, to fix by resolution any designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption and conversion right with respect to the preferred stock of the Company; and

WHEREAS, it is the desire of the Board to fix the number of shares to be included in a series of preferred stock and the designation, class, series, voting power, preference, right, qualification, limitation, restriction, dividend and conversion right with respect to such series of preferred stock of the Company.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board by the Articles, the Series D Convertible Preferred Stock of the Company is hereby created, and the designation, amount, class, series, voting powers, preferences, rights, qualifications, limitations, restrictions, dividends and conversion rights thereof are as follows:

1.	Designation and Number of Shares. The shares of such new series of preferred stock of the Company shall be designated as “Series D Convertible Preferred Stock” (the “Series D Preferred”). The par value of the Series D Preferred shall be $0.01 per share. The number of shares initially constituting the new series of Series D Preferred shall be Two Hundred Forty-five Thousand (245,000). The Series D Preferred shall in all respects be junior to the Series A Preferred Stock of the Company.

2.	Definitions. For purposes of this Certificate, the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

2.1	“Acquisition” shall mean any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization own, directly or indirectly, less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred to a person or persons who were not shareholders of the Company prior to such transactions.

2.2	“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, in the case of rights, options and warrants to purchase securities of the Company and Convertible Securities, deemed issued pursuant to Section 6.7 below) by the Company after the filing of this Certificate, but not including:

A.	issuances upon the exercise of any warrants, options or convertible securities granted, issued and outstanding as of the Original Issue Date;

B.	issuances upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan, stock option plan or restricted stock plan in existence on the date hereof, so long as the issuance of such stock is approved by a majority of the independent members of the Board of Directors of the Company or a majority of the members of a committee of independent directors established for such purpose;

C.	issuances of securities as compensation to marketing or investor relations firms that are not Affiliates of the Company (the primary purpose of which is not to raise equity capital);

D.	issuances of securities in connection with any strategic partnership or joint venture with a non-Affiliated third party with which the Company will enter into technology agreements (the primary purpose of any such action is not to raise equity capital);

E.	issuances of securities as consideration for a merger or consolidation with, or purchase of assets from, a non-Affiliated third party or in connection with any merger, acquisition or other reorganization approved by the Board and by the holders of the Series D Preferred pursuant to Section 3.2 below; and

F.	Common Stock issued upon conversion of shares of Series D Preferred.

2.3	“Affiliate” shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, “control” has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act.

2.4	“Asset Transfer” shall mean any sale, lease, or other disposition of all or substantially all of the assets of the Company, or the exclusive licensing of all or substantially all of the Company’s intellectual property, in one transaction or a series of related transactions.

2.5	“Common Stock” shall mean shares of the Company’s common stock, par value $.01 per share.

2.6	“Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

2.7	“Conversion Price” shall have the meaning set forth in Section 6.1 below.

2.8	“Conversion Rights” shall have the meaning set forth in Section 6 below.

2.9	“Conversion Stock” shall mean the Common Stock (or other securities pursuant to Section 6.5 below) into which the Series D Preferred is convertible and the Common Stock (or such other securities) issued upon such conversion.

2.10	“Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into or exchangeable for Additional Shares of Common Stock.

2.11	“Effective Price” shall mean the price per share for Additional Shares of Common Stock determined by dividing (a) the aggregate consideration received, or deemed to have been received, by the Company for the issue or sale, or deemed issuance or sale under Section 6.7, of such Additional Shares of Common Stock, by (b) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under such Section 6.5.

2.12	“Equity Securities” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible or exchangeable, with or without consideration, into any stock or similar security, or any security carrying any warrant, option or other right to subscribe for or purchase any stock or similar security, or any such warrant, option or other right.

2.13	“Liquidation Event” shall mean any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer, unless the holders of two-thirds of the then outstanding shares of Series D Preferred, by vote or written consent, elect not to treat such event as a Liquidation Event.

2.14	“Original Issue Date” shall mean the effective date on which the first share of Series D Preferred is issued by the Company.

2.15	“Original Issue Price” shall mean $5.00.

2.16	“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

2.17	“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute thereto.

3.	Voting Rights.

3.1	No Voting Rights with Common Stock. Holders of the Series D Preferred shall not have any right to vote upon matters submitted to the holders of the Company’s Common Stock.

3.2	Separate Series D Preferred Voting. So long as at least the number of shares of Series D Preferred equal to 25% of total shares designated as Series D Preferred remain outstanding, in addition to any other vote or consent required herein or by the MBCA, the Company shall not, without the written consent or affirmative vote of at least a majority of the then outstanding shares of Series D Preferred (voting as a separate class), with each share of Series D Preferred entitled to one vote in each instance:

A.	authorize, issue or otherwise create (by designation, reclassification or otherwise) any additional shares of Series D Preferred (other than by reason of any subdivisions of shares of Series D Preferred or dividends on Series D Preferred payable in shares of Series D Preferred);

B.	authorize, issue or otherwise create (by reclassification or otherwise) any new class or series of additional shares of capital stock (or issue any other Equity Securities) of the Company having priority over or being on a parity with the Series D Preferred as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of the Company, or having terms more favorable than the Series D Preferred as to dividends or voting;

C.	amend, alter, or repeal any provision of the Articles of Incorporation of the Company (including any amendment to or filing of a Certificate of Designation) that changes the voting powers, preferences, or other special rights, privileges, or restrictions of the Series D Preferred or amend, alter or repeal any provision of the Bylaws of the Company that would adversely affect the rights of the holders of the Series D Preferred in a manner different and distinct from the holders of the Company’s capital stock generally;

D.	repurchase any capital stock of the Company, except for repurchases that are approved by the holders of a majority of the Series D Preferred;

E.	effect or agree to effect an Asset Transfer, Acquisition, other merger or consolidation or other Liquidation Event (either through action by the Company, its shareholders or the Board);

F.	after the date hereof, enter into any new agreements or other transactions with an Affiliate of the Company; or

G.	take any action that results in the payment or declaration of a dividend on any shares of the Company’s common or preferred stock other than a stock split in the form of a stock dividend and other than dividends accruing in accordance with the terms of any preferred stock of the Company issued in compliance with the terms of this Certificate.

4.	Dividends. Holders of the Series D Preferred shall be entitled to participate (on an as converted basis) with the holders of the Common Stock in any dividends payable on the Common Stock. Such dividends shall be payable, at the Board’s discretion, in cash or shares of Common Stock, and payable only when, as, and if declared by the Board.

5.	Liquidation Rights.

5.1	Preference of Series D Preferred. In the event of any Liquidation Event, the holders of the Series D Preferred then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting aside for payment of any amount shall be made in respect of the Common Stock or any other series of the Company’s preferred stock having a liquidation preference junior to the Series D Preferred, and contemporaneously with the payment of all liquidation preference amounts owing with respect to any series of the Company’s preferred stock having a liquidation preference on parity with the Series D Preferred (collectively with the Series D Preferred, the “Parity Preferred”), an amount equal to the Original Issue Price per share for each share of such Series D Preferred held by them, subject to appropriate adjustment for stock splits and other combinations with respect to the Series D Preferred, plus all declared and unpaid dividends on such shares (the “Liquidation Price”). If, upon any Liquidation Event, the assets to be distributed to the holders of the Parity Preferred shall be insufficient to permit the payment to such shareholders of the full preferential amounts owing with respect thereto, then all of the assets of the Company shall be distributed ratably to the holders of the Parity Preferred in proportion to the aggregate liquidation preference owing to each class or series of the Parity Preferred (so that the amount paid with respect to each share of the Series D Preferred bears the same proportion to the Liquidation Price as the total amount available for distribution to the holders of all shares of Parity Preferred bears to the aggregate liquidation preference owing with respect to all shares of Parity Preferred).

5.2	Participation in Remaining Corporate Assets. After payment to the Parity Preferred pursuant to Section 5.1 above, the holders of the Series D Preferred shall be entitled to participate with the Common Stock, with respect to each share of Common Stock into which the Series D Preferred is then convertible, and shall receive an amount equal to the amount to be distributed with respect to each share of the Common Stock that is in excess of the amount per share received by the holders of the Series D Preferred (determined on an as converted basis for the Series D Preferred) pursuant to Section 5.1 above. If the amount per share received by the holders of the Common Stock is less than or equal to the amount per share received by the holders of the Series D Preferred (determined on an as converted basis) pursuant to Section 5.1 above, the holders of the Series D Preferred shall not receive any additional liquidation payments.

5.3	Notice. Written notice of any Liquidation Event (the “Liquidation Notice”) shall be given by U.S. mail, postage prepaid, or by facsimile to non-U.S. residents, not less than thirty (30) days prior to the anticipated payment date stated therein, to the holders of record of the Series D Preferred, such notice to be addressed to each such holder at its address as shown by the records of the Company. The Liquidation Notice shall state (i) the anticipated payment date, (ii) the total value of the assets that the Board anticipates will be available for distribution to shareholders upon the occurrence of the Liquidation Event, and (iii) a summary of the then issued and outstanding capital stock, options, warrants and other convertible securities of the Company of each class and series, including a description of the relative preferences, conversion, liquidation and exercise rights thereof and the number of shares of each issued and outstanding.

5.4	Determination of Consideration. To the extent any distribution pursuant to this Section 5 consists of property other than cash, the value thereof shall, for purposes of Section 5.1, be the fair value at the time of such distribution as determined in good faith by the Board.

6.	Conversion. The holders of the Series D Preferred shall have the following conversion rights (the “Conversion Rights”):

6.1	Optional Conversion of the Series D Preferred. The Series D Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Original Issue Date, at the office of the Company or any transfer agent for the Common Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price, as adjusted for any stock subdivisions, combinations or stock dividends relating to the Series D Preferred, by the Conversion Price for such shares of Series D Preferred, determined as hereinafter provided, in effect at the time of conversion and then multiplying such quotient by the number of shares of Series D Preferred to be converted. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of shares of Series D Preferred without the payment of any additional consideration by the holder thereof shall at the time of the filing of this Certificate be $0.50 (the “Conversion Price”). Such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series D Preferred is convertible, as hereinafter provided.

6.2	Limitations on Conversion. Notwithstanding anything herein to the contrary, in no event shall a holder of the Series D Preferred be entitled to convert any portion of the Series D Preferred so held in excess of that portion upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by such holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through ownership of the unconverted Series D Preferred shares or the unexercised or unconverted portion of any other security of the holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of that portion of the Series D Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its Affiliates of more than 9.99% of the then outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Any holder of the Series D Preferred may waive the limitations set forth herein by sixty-one (61) days written notice to the Company.

6.3	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred. In lieu of any fractional share to which any holder would otherwise be entitled upon conversion of some or all of the Series D Preferred owned by such holder, the Company shall either round the number of shares to be issued upon conversion up to the nearest whole share or pay cash equal to such fraction multiplied by the then fair market value of a share of Series D Preferred as determined by the Board in good faith.

6.4

Mechanics of Optional Conversion. Before any holder of Series D Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor (or, if such holder is unable to locate such certificate or certificates, such holder shall execute and deliver to the Company an affidavit of lost certificate, with covenant of indemnification, in form and substance reasonably acceptable to the Company (the “Affidavit”)), endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the registered holder or by such holder’s attorney duly authorized in writing, at the office of the Company or of any transfer agent for the Common Stock, and shall give written notice to the Company at such office that such holder elects to convert all or a portion of the same and shall state therein such holder’s name or the name of the nominee(s) in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as reasonably practicable thereafter, issue and deliver at such office to such holder of Series D Preferred, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share that is not rounded up to the nearest whole share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series D Preferred so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor or execution and delivery of the Affidavit, as applicable, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof and cash for fractional shares. The issuance of certificates for Common Stock will be made by the Company without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Company in connection with such conversion and the related issuance of such Common Stock.

6.5	Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, etc.

A.	Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Certificate, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination, dividend or other distribution, be proportionately adjusted.

B.

Adjustment for Merger or Reorganization, Etc. In the event of a reclassification, reorganization or exchange (other than described in subsection 6.5(A) above) or any merger, consolidation or reorganization of the Company, then, as a condition thereto, lawful and adequate provisions shall be made whereby each share of Series D Preferred shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of the Series D Preferred (without regard to any limitations on conversion of the Series D Preferred) would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or reorganization had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series D Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly equivalent as practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series D Preferred.

6.6	Adjustment to Conversion Price for Issue or Sale of Additional Shares of Common Stock. If, at any time or from time to time on or after the filing of this Certificate, the Company shall issue or sell, or is deemed to have issued and sold pursuant to Section 6.7, Additional Shares of Common Stock to any Person without consideration or for an Effective Price per share less than the Conversion Price then in effect, then the then Conversion Price shall be adjusted downward, as of the date of such issue or sale or deemed issuance or sale (computed to the nearest cent, with a half cent being treated as a full cent), to a price determined according to the following formula:

NCP = OCP ((O+C) % (O+A)), where:

NCP equals the Conversion Price after the adjustment then being calculated pursuant to this Section 6.6;

OCP equals the Conversion Price prior to the adjustment then being calculated pursuant to this Section 6.6;

O equals the number of shares of Common Stock outstanding immediately prior to such issue or sale, or deemed issuance or sale, assuming the conversion of all then outstanding Series D Preferred and other preferred stock of the Company convertible into Common Stock and the exercise or conversion of all other outstanding Convertible Securities, and shall include the aggregate maximum number of shares of Common Stock issuable upon the exercise of all outstanding options or warrants;

C equals the number of shares of Common Stock that the aggregate consideration received (as calculated pursuant to Section 6.7 hereof, in the case of Convertible Securities and rights, warrants and options to acquire Common Stock and Convertible Securities) by the Company for the total number of Additional Shares of Common Stock so issued or sold or deemed to be issued or sold would purchase at the Conversion Price prior to the adjustment then being calculated pursuant to this Section 6.6; and

A equals the total number of Additional Shares of Common Stock so issued or sold or deemed to be issued or sold (calculated in accordance with Section 6.7 hereof in the case of Convertible Securities and rights, warrants and options to acquire Common Stock and Convertible Securities).

6.7	Further Provisions for Adjustment of Conversion Price. For the purpose of Section 6.6 above, the following provisions shall be applicable:

A.	Issuance of Convertible Securities. If, at any time on or after the filing of this Certificate, the Company shall issue or sell any Convertible Securities, the Company shall be deemed to have issued at the time of the issuance or sale of such Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon conversion or exchange thereof (as set forth in the instruments related thereto, without regard to any provision contained therein for any subsequent adjustment of such number until the triggering event for such subsequent adjustment has occurred, and without regard to any limitations on exercise or conversion contained in such Convertible Securities or options, rights or warrants to purchase or acquire Common Stock) and to have received as consideration for the issue or sale of such shares an amount equal to the total amount of the consideration, if any, received or receivable by the Company for the issue or sale of such Convertible Securities plus the amount (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until the triggering event for such subsequent adjustment occurs) of consideration, if any, payable to the Company upon the conversion or exchange thereof.

If such Convertible Securities shall by their terms provide for increases or decreases, with the passage of time or otherwise, in the amount of additional consideration, if any, payable to the Company, or in the rate of exchange, upon the conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same; provided, however, that in such event, the Conversion Price shall only be adjusted downward.

B.	Grant of Rights, Warrants or Options for Additional Shares of Common Stock. If, at any time on or after the filing of this Certificate, the Company shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Additional Shares of Common Stock, the Company shall be deemed to have issued, at the time of the issue of such rights, warrants or options the maximum number of Additional Shares of Common Stock issuable upon exercise thereof (as set forth in the instruments related thereto, without regard to any provision contained therein for any subsequent adjustment of such number until the triggering event for such subsequent adjustment has occurred, and without regard to any limitations on exercise or conversion contained in such Convertible Securities or options, rights or warrants to purchase or acquire Common Stock) and to have received as consideration for the issuance of such rights, warrants or options an amount equal to the total amount of the consideration, if any, received or receivable by the Company for the granting of such rights, warrants or options plus the aggregate amount (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until the triggering event for such subsequent adjustment occurs) of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options.

If such rights, warrants or options shall by their terms provide for increases or decreases, with the passage of time or otherwise, in the amount of additional consideration payable to the Company upon the exercise thereof, or the number of Additional Shares of Common Stock issuable upon exercise thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same; provided, however, that in such event, the Conversion Price shall only be adjusted downward.

C.	Grant of Rights, Warrants or Options for Convertible Securities. If, at any time on or after the filing of this Certificate, the Company shall grant any rights, warrants or options to subscribe for, purchase or otherwise acquire Convertible Securities, the Company shall be deemed to have issued at the time of the issue of such rights, warrants or options the maximum number of Additional Shares of Common Stock issuable upon the conversion or exchange thereof (as set forth in the instruments related thereto, without regard to any provision contained therein for any subsequent adjustment of such number until the triggering event for such subsequent adjustment has occurred, and without regard to any limitations on exercise or conversion contained in such Convertible Securities or options, rights or warrants to purchase or acquire Common Stock) and to have received as consideration for the granting of such rights, warrants or options an amount equal to the total amount of the consideration, if any, received or receivable by the Company for the granting of such rights, warrants or options plus the aggregate amount (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until the triggering event for such subsequent adjustment occurs) of consideration, if any, payable to the Company upon the exercise of such rights, warrants or options, plus the aggregate amount (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration until the triggering event for such subsequent adjustment occurs) of consideration, if any, payable to the Company upon the conversion of such Convertible Securities.

If such rights, warrants or options or the Convertible Securities issued upon the exercise of such rights, warrants or options shall by their terms provide for increases or decreases, with the passage of time or otherwise, in the amount of additional consideration payable to the Company upon the exercise, conversion or exchange thereof, or number of Additional Shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the adjusted Conversion Price shall, forthwith upon any such increase or decrease becoming effective, be readjusted to reflect the same; provided, however, that in such event, the Conversion Price shall only be adjusted downward.

D.	Determination of Consideration. Upon any issuance or sale for a consideration other than cash, or a consideration part of which is other than cash, of any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board. In case any Additional Shares of Common Stock or Convertible Securities or any rights, warrants or options to subscribe for, purchase or otherwise acquire any Additional Shares of Common Stock or Convertible Securities shall be issued or sold together with other stock or securities or other assets of the Company for a consideration which covers two or more thereof, the consideration for the issue or sale of such Additional Shares of Common Stock or Convertible Securities or such rights, warrants or options shall be deemed to be the portion of such consideration allocated thereto in good faith by the Board.

E.	Duration of Adjusted Conversion Price. Following each computation or readjustment of an adjusted Conversion Price as provided above in this Section 6, the new adjusted Conversion Price shall remain in effect until a further computation or readjustment thereof is required by this Section 6.

F.	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of any holder of Series D Preferred, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the applicable Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series D Preferred.

6.8	Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any capital reorganization of the Company, any reclassification or recapitalization of the Company’s capital stock, any Acquisition or any other consolidation or merger with or into another Company, any Asset Transfer or any dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series D Preferred at least ten (10) days prior to the date specified for the taking of a record, a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (c) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

6.9	Common Stock Reserved. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient (without regard to any limitations on conversion of the Series D Preferred contained herein) to effect (a) conversion of the Series D Preferred and all other shares of preferred stock and (b) issuance of Common Stock pursuant to all outstanding options, warrants or other rights to acquire Common Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the shares of Series D Preferred, and the issuance of Common Stock pursuant to all outstanding options, warrants or other rights to acquire Common Stock, at such time, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the shares of Series D Preferred and the issuance of Common Stock pursuant to all outstanding options, warrants or other rights to acquire Common Stock.

6.10	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series D Preferred, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred so converted were registered.

6.11	Lost or Stolen Certificates. In the event that the original certificate representing a holder’s Series D Preferred has been lost, misplaced, stolen or destroyed, the Company shall issue and deliver a replacement certificate to such holder as soon as practicable following such holder’s delivery to the Company of an affidavit of lost certificate, with covenant of indemnification, in form and substance reasonably acceptable to the Company. Upon the issuance of such replacement certificate, the original certificate shall be void and of no force and effect.

6.12	Notices. Any notice required by the provisions of Section 5 or this Section 6 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit (or in the case of parties located outside the United States, two (2) business days after deposit) with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

6.13	No Dilution or Impairment. The Company shall not take any voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred as specified in this Certificate against impairment.

6.14	No Closing of Transfer Books. The Company shall not close its books against the transfer of shares of Series D Preferred in any manner that would interfere with the timely conversion of any shares of Series D Preferred.

7.	No Reissuance of Series D Preferred. No share or shares of Series D Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and, in addition, this Certificate and the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company’s authorized stock, including preferred stock.

8.	Waiver. Unless otherwise set forth herein, any right, preference or privilege of the Series D Preferred may be waived by a majority of the outstanding shares of the Series D Preferred, and such waiver shall be binding on all holders of the Series D Preferred.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its Chief Executive Officer and attested to by its Secretary this 15th day of September, 2003.

By:	/s/ Roger G. Harrison
Roger G. Harrison, Ph.D. Chief Executive Officer

ATTEST:

By:	/s/ Lawrence M. Christian

Lawrence M. Christian, Secretary

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